Exhibit 99.1

       BankAnnapolis Names Kendel Ehrlich to Board of Directors

    Maryland's former First Lady joins community bank's leadership

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Jan. 22, 2007--BankAnnapolis today announced the election of Maryland's former First Lady Kendel S. Ehrlich to its Board of Directors.

    "It is with a tremendous amount of pride and excitement that we welcome Ms. Ehrlich to the board of BankAnnapolis," said Chairman and CEO Richard M. Lerner. "We share a strong connection to the Greater Annapolis community, a fervent belief in the community banking concept, and an enduring commitment to strengthening the community through public service and giving back. In so many ways, this is an ideal fit for both of us."

    "We look forward to working with someone of her keen intellect and exemplary record of community service," said Lerner. "I am certain that Ms. Ehrlich has any number of opportunities in the corporate, legal and non-profit communities; the fact that she chose to associate with BankAnnapolis is truly a great honor."

    Ms. Ehrlich, a Maryland native, graduated from Dulaney High School in Baltimore County in 1979, and from the University of Delaware in 1983, where she earned a bachelor's degree in criminal justice. After receiving her juris doctor from the University of Baltimore School of Law, Ms. Ehrlich spent five years as a public defender in Anne Arundel County and four years as a prosecutor in Harford County's juvenile court system. Currently she serves as a part-time educational consultant to Comcast Cable Communications.

    Ms. Ehrlich and her husband, former Governor Robert Ehrlich, have purchased a home in Annapolis where they plan to raise their two sons. "The Ehrlichs love Annapolis. We live here, work here and play here. BankAnnapolis is a great neighbor and I'm honored to serve on the board with a group of top-level business and community leaders," said Ms. Ehrlich.

    "People today crave strong community relationships. They want a bank where they can interact with a real person. They want to be comfortable and secure in their financial affairs," explained Ms. Ehrlich. "At BankAnnapolis the community philosophy begins with CEO Rick Lerner. He exemplifies knowledge, integrity and a deep commitment to community service. I share those values."

    As a BankAnnapolis director, Ms. Ehrlich will provide oversight and direction to Bank management. "She will also act as an ambassador-at-large in the community by promoting the Bank and developing important business opportunities for us," said Lerner.

    BankAnnapolis contributes financial, in-kind and volunteer assistance to numerous non-profit institutions and organizations that assist people in need and enhance the quality of life in the Greater Annapolis community. Through its seven community banking offices in Anne Arundel and Queen Anne's Counties, the Bank serves the financial needs of small businesses, professional concerns and individuals. The Bank's parent company, Annapolis Bancorp, Inc. (NASDAQ:ANNB) trades on the NASDAQ Capital Market under the ticker symbol "ANNB," and reported total assets of $332.5 million at September 30, 2006.

MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5314678

    CONTACT: BankAnnapolis
             Richard M. Lerner, 410-224-4455
             rlerner@bankannapolis.com